EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Network-1 Commences Patent Litigation against Vendors of Operating System Software and Computer Systems

Lawsuit against Apple and Microsoft, among others, involves Document Stream Operating System Intellectual Property

New York, May 23, 2013–Network-1 Security Solutions, Inc. (OTC BB: NSSI) announced today that its subsidiary, Mirror Worlds Technologies, LLC (“MWT”), has initiated patent litigation against several vendors of document system software and computer systems in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of U.S. Patent No. 6,006,227 (the “‘227 Patent”).

Named as defendants in the lawsuit are Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C.  Network-1 seeks, among other things, monetary damages based upon reasonable royalties.

The ‘227 Patent was among 9 patents and 5 pending patent applications acquired by Network-1, through MWT, from Mirror Worlds, LLC on May 21, 2013. The ‘227 Patent, entitled “Document Stream Operating System,” relates to methods that enable unified search, indexing, displaying and archiving of documents in a computer system.  The inventions described in the ‘227 Patent resulted from the work done by Yale University computer scientist, Professor David Gelernter, and his then graduate student, Dr. Eric Freeman, in the mid-1990s.

The lawsuit alleges that the Defendants have infringed and continue to infringe the claims of the ‘227 Patent by making, selling, offering to sell and using infringing products including Mac OS and Windows operating systems and personal computers and tablets that include versions of those operating systems, and by encouraging others to make, sell, and use these products.

The ‘227 Patent was the subject of litigation in Mirror Worlds, LLC v. Apple, Inc. (“Apple”) (No. 6:08-cv-00088).  On October 1, 2010, a jury returned a verdict in that action in favor of Mirror Worlds upholding the validity of the three patents tried in the case (U.S. Patent Nos. 6,006,227, 6,638,313, and 6,725,427), and finding that Apple had willfully infringed each of these patents.  Further, the jury awarded Mirror Worlds $208.5 million in damages for each of these patents.

After the trial, the district court vacated the jury verdict on infringement, and concluded that Mirror Worlds failed to present sufficient evidence of direct or indirect infringement.  While the infringement, willfulness, and damages verdicts were vacated at the trial level, the jury’s validity verdicts were not overturned.  After the trial, the validity of the ‘227 Patent has also been reaffirmed by the U.S. Patent and Trademark Office in reexamination proceedings initiated by Apple resulting in two re-examination certificates which further validates that patent.

On appeal, a divided panel of the Federal Circuit Court of Appeals upheld the district court ruling overturning the jury verdict on direct and indirect infringement.  This decision, with respect to the ‘227 Patent, was based on evidentiary grounds.  In its opinion, the Court stated that “the use of Spotlight to search for documents on a computer that has sent and received documents (via e-mail, for example) and generates time ordered search results infringes claim 13 [of the ‘227 patent].”  The Court held, however, that Mirror Worlds had failed to introduce sufficient evidence that Apple or its customers had actually used the accused programs in an infringing manner during the relevant time period. The new lawsuit will include allegations of infringement against Apple that arose after the prior lawsuit.

 Mirror Worlds recently filed a Petition for Certiorari to the Supreme Court of the United States appealing the decisions of the district court and Federal Circuit Court of Appeals.  Network-1, through its wholly owned subsidiary, MWT, will be filing a petition to the Supreme Court to intervene as the new owner of the patents in suit.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies.  It currently owns nineteen (19) patents covering various telecommunications and data networking technologies and technologies relating to document stream operating systems and the identification of media content.  Network-1 currently has sixteen (16) license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Cisco Linksys, Inc., Extreme Networks, Inc., Netgear Inc., Motorola Solutions, Inc., Allied Telesis, Inc., NEC Corporation and several other data networking vendors.  The Remote Power Patent covers the remote delivery of power over Ethernet networks.  The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 21, 2001 and expires on March 11, 2020. In addition, Network-1 seeks to acquire additional intellectual property assets and enter into strategic relationships with third parties to monetize their intellectual property assets.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2012 including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to receive significant royalties from its existing license agreements, the uncertainty of patent litigation, risks related to the reexamination of Network-1’s Remote Power Patent by the United States Patent and Trademark Office, Network-1's ability to achieve revenues and profits from its intellectual property or the intellectual property of its strategic partners, Network-1's ability to execute its strategy to acquire additional patents or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Security Solutions, Inc.
(212) 829-5770